EXHIBIT 16.1

November 15, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Energy and Water Development Company

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated November 15, 2021, of Energy and Water Development Company. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

WithumSmith+Brown, PC 200 South Orange Avenue, Suite 1200, Orlando, Florida 32801-3400 T (407) 849 1569 F (407) 849 1119 withum.com

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